Exhibit 3.1
AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
NATIONAL CINEMEDIA, INC.
(A DELAWARE CORPORATION)

Adopted effective February 1, 2024

This Amendment (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of National CineMedia, Inc., a Delaware corporation (the “Corporation”), is made pursuant to Section 7.08 of the Bylaws and Article XI of the Amended and Restated Certificate of Incorporation of the Company and by resolution of the Board of Directors of the Corporation.

1.Section 2.08 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.08 Quorum and Manner of Acting. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at a meeting of stockholders of the Corporation, one-third of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum. If a quorum is present, at all meetings of stockholders for the election of directors, the directors of the Corporation will be elected by the plurality of the votes cast by the holders of shares of Common Stock (as defined in the Certificate of Incorporation). Unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation or applicable law or pursuant to any regulation applicable to the Corporation or its securities, if a quorum is present, the affirmative vote of a majority of the votes held by such shares represented at such meeting at which a quorum is present and entitled to vote on the subject matter shall be the act of such stockholders. In the absence of a quorum, a majority of the shares of capital stock of the Corporation so represented may adjourn such meeting from time to time in accordance with Section 2.04, until a quorum shall be present or represented.”

2.All of the terms, conditions and provisions of the Bylaws continue in full force and effect except as expressly amended by this Amendment.

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The undersigned, being the duly authorized and appointed Secretary of the Corporation, hereby certifies that the foregoing Amendment to the Amended and Restated Bylaws of the Corporation was duly adopted by action of the Board of Directors of the Corporation as of the date set forth above.

_/s/ Maria Woods______________________
Name: Maria Woods
Title: Secretary

[Signature Page to the Amendment to the Amended and Restated Bylaws of National CineMedia, Inc.]